Exhibit 99.1

FOR RELEASE September 3, 2009

StanCorp Financial Group Mourns the Passing of Board Member Ralph R. Peterson

PORTLAND, Ore. — September 3, 2009 — StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) today reported that Ralph R. Peterson, a member of StanCorp’s board of directors, passed away on September 1, 2009 at the age of 64. Mr. Peterson had served the organization as a director since 1992 and was a member of the Audit and Finance & Operations Committees of StanCorp’s board. From 1991 through 2008 Mr. Peterson was Chairman, President and Chief Executive Officer of CH2M Hill Companies, Ltd., and subsequently served as Chairman of that organization.

“StanCorp has lost a great friend and advisor, and we are saddened by the loss of Ralph Peterson,” said J. Greg Ness, President and CEO of StanCorp. “On behalf of our employees and the board of directors, I extend my condolences to Ralph’s family. StanCorp was fortunate to have been able to draw on Ralph’s wisdom, values and keen insight. Ralph will be missed.”

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate and StanCorp Equities — is a leading provider of financial products and services. StanCorp’s subsidiaries serve approximately 8.3 million customers nationwide as of June 30, 2009, with group and individual disability insurance, group life, AD&D and dental insurance, retirement plans products and services, individual annuities and investment advice. For more information about StanCorp Financial Group, Inc., visit its web site at www.stancorpfinancial.com.

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Contacts

Investor Relations and Financial Media

Jeff Hallin

(971) 321-6127

Email: jhallin@standard.com

General Media

Bob Speltz

(971) 321-3162

Email: bspeltz@standard.com